NEWS RELEASE
CONTACT
FOR IMMEDIATE RELEASE
Chris Simpson

800-854-8357
investors@mackenziecapital.com

MacKenzie Realty Capital, Inc. announces sale of Dimensions28 property

Orinda, Calif., (January 27, 2023) – On January 23, 2023, MacKenzie Realty Capital, Inc. (“MacKenzie” or the “Company”) completed the sale of the property owned by Dimensions28, LLP to a third-party buyer.  MacKenzie made the initial investment into Dimensions28 in January 2019 in the amount of $10,800,000, receiving a majority interest in the LLP.  The property was purchased for $23,000,000.  On January 23, 2023, the property was sold for $46,750,000.  MacKenzie has received an initial liquidating distribution in the amount of $21,000,000 from Dimensions28 and expects to receive any remaining reserves later this year.

“We are very pleased with this transaction.  Our strategic partner in Arizona did a great job finding, buying, and improving this property, and the results of this work have proven to be extraordinarily successful,” Chief Executive Officer of MacKenzie, Rob Dixon, stated.

Chip Patterson, MacKenzie’s Chairman and general counsel added, “We are excited to realize the profits from this transaction and to re-deploy the original capital into exciting new opportunities, including purchasing the remaining partnership interest in the Main Street West property, which we expect to complete on February 1, 2023.  We also completed the purchase of the remaining partnership interest in Woodland Corporate Center Two, LP on January 3, 2023.  We will now have completed the purchase of 4 of the Wiseman properties.”

About MacKenzie Realty Capital, Inc.
MacKenzie is a publicly registered non-traded REIT that is currently focused on investing in multifamily housing and office real estate properties located throughout the United States. The current portfolio includes interests in 4 multifamily properties and 10 office properties in 3 states. Please visit our website at: http://www.mackenzierealty.com

For more information, please contact MacKenzie at (800) 854-8357.

This material does not constitute an offer to sell or a solicitation of an offer to buy MacKenzie Realty Capital, Inc.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations, or projections relating to items such as the timing of payment of dividends are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended June 30, 2021, as amended, and its other filings with the Securities and Exchange Commission. This release does not constitute an offer to purchase or sell Mackenzie securities; only the Offering Circular should be relied upon for any investment decision. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met.  A copy of the Offering Circular may be obtained on the SEC’s website:

https://www.sec.gov/Archives/edgar/data/1550913/000155091321000062/mrcofferingcircular11.2.21.htm.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 •
www.mackenzierealty.com